                                                                     EXHIBIT 2.3

                                Stock Purchase Agreement (this "Agreement"), dated as of September 10, 1996, by and among EDMUNDSON INTERNATIONAL, INC., a California corporation ("Seller"), UNITED STATES FILTER CORPORATION, a Delaware corporation ("Buyer"), and WATERPRO SUPPLIES CORPORATION, a Massachusetts corporation (the "Company").


     Seller desires to sell all of the issued and outstanding shares of capital stock of the Company, consisting of 50,000 shares of common stock (the "Company Shares"), to Buyer, and Buyer desires to purchase the Company Shares, on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Seller, Buyer and the Company, each intending to be legally bound hereby, agree as set forth below.

                                   ARTICLE I
                           DEFINITIONS; CONSTRUCTION
                           -------------------------

     1.01. Definitions. As used in this Agreement, the following terms have the
           -----------
meanings specified in this Section 1.01. All accounting terms not specifically
                           ------------
defined herein shall be construed in accordance with GAAP.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

     "Agreement" means this Stock Purchase Agreement, as it may be amended from time to time.

     "Balance Sheet Date" means December 31, 1995.

     "Benefit Plan" has the meaning given that term in Section 3.23(a).
                                                       ---------------

     "Business" means the business of selling and distributing products and services used in the installation and operation of underground water, wastewater and natural gas systems, as conducted by the Company.


     "Buyer" means United States Filter Corporation, a Delaware corporation.

     "Buyer Damages" has the meaning given that term in Section 7.02.
                                                        ------------

     "Buyer Indemnitees" has the meaning given that term in Section 7.02.
                                                            ------------

     "CERCLIS" means the U.S. Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

     "Closing" has the meaning given that term in Section 2.03.
                                                  ------------

     "Closing Date" has the meaning given that term in Section 2.03.
                                                       ------------

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     "Company" means WaterPro Supplies Corporation, a Massachusetts corporation.

     "Company Group" means any corporation that may be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code.

     "Company Plan" has the meaning given that term in Section 3.23(a).
                                                       ---------------

     "Company Shares" has the meaning given that term in the introductory paragraph of this Agreement.

     "Company Stockholder Ownership Percentage" means the percentage of ownership of aggregate Company Shares held by each Company Stockholder as identified in Schedule 3.03.
              -------------

     "Company Stockholders" means Seller and the entity and individuals for which Seller is agent, each as identified in Schedule 3.03.
                                             -------------

     "Contract" and "Contracts" have the respective meanings given those terms in Section 3.15.
   ------------

     "Damages" has the meaning given that term in Section 7.06.
                                                  ------------

     "Debt Repayment USF Shares" has the meaning given that term in
Section 2.04.
------------

     "Defined Benefit Plan" has the meaning given that term in Section 3.23(e).
                                                               ---------------

     "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.


     "Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

     "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     "FASB" means the U.S. Financial Accounting Standards Board or its successor.

     "Financial Statements" has the meaning given that term in Section 3.07(b).
                                                               ---------------

     "FNB" means the First National Bank of Boston.

     "GAAP" means U.S. generally accepted accounting principles.

     "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

     "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.


     "HSR Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act, as amended.

     "Indemnified Party" has the meaning given that term in Section 7.06.
                                                             ------------

     "Indemnifying Party" has the meaning given that term in Section 7.06.
                                                             ------------

     "Insider Company Debt" means the Company's aggregate outstanding indebtedness (including principal, interest and any other amounts due thereunder) to Seller evidenced by that certain letter agreement dated between Seller and the Company, a copy of which was delivered to Buyer as set forth in
Section 3.27 and Section 5.01(b).
------------     ---------------

     "Intellectual Property" has the meaning given that term in Section 3.22.
                                                                ------------
     "IRS" means the U.S. Internal Revenue Service.

     "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.


     "Litigation" has the meaning given that term in Section 3.14.
                                                     ------------

     "Multiemployer Plan" has the meaning given that term in Section 3.23(f).
                                                             ---------------

     "NYSE" means the New York Stock Exchange.

     "Other Agreement" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing.


     "PBGC" means the U.S. Pension Benefit Guaranty Corporation.

     "Permit" and "Permits" have the respective meanings given those terms in
Section 3.16.
------------

     "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

     "Purchase Price" has the meaning given that term in Section 2.02.
                                                         ------------

     "Purchase Price USF Shares" has the meaning given that term in
Section 2.04.
------------


     "Qualified Plan" has the meaning given that term in Section 3.23(d).
                                                         ---------------

     "Real Property" has the meaning given that term in Section 3.17.
                                                        ------------

     "Receivables" has the meaning given that term in Section 3.12.
                                                      ------------

     "Regulated Material" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including, polychlorinated biphenyls, petroleum, petroleum-related material, crude oil or any fraction thereof.

     "Related Party" means (i) the Company Stockholders, (ii) any Affiliate of Seller, (iii) any officer or director of any Person identified in clauses (i) or
(ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

     "Required Authorizations" means, with respect to any Person, (i) all consents, authorizations, approvals or other orders or actions of, or filings or registrations with, any national, local or foreign governmental authority or agency, including pre-closing or post-closing notifications or deed restrictions required under state law, (ii) board and, if required, stockholder approval, or approval of any other governing Person, group or entity, (iii) all notices, per-mits, approvals, consents, qualifications, waivers or other actions of third parties under any lease, note, mortgage, indenture, loan agreement, other agreement or other instrument or under any other third-party franchise, license or permit, including the consent of institutional lenders, and (iv), to the extent not otherwise addressed above, the consents referred to in Schedule 3.06.
                                                                  -------------

     "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.


     "Seller Damages" has the meaning given that term in Section 7.03.
                                                         ------------

     "Seller Indemnitees" has the meaning given that term in Section 7.03.
                                                             ------------

     "Selling Group" means a member, whether past or present, of Seller's Affiliated group of corporations within the meaning of Code Section 1504(a).

     "Stock Adjustment Event" has the meaning given that term in Section 2.05.
                                                                 ------------

     "Superfund" means the U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.


     "Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

     "Transfer Agreement" means the Option, Transfer and Registration Agreement substantially in the form of Exhibit A.
                             ---------


     "USF Shares" means Buyer's common stock, par value $.01 per share.

     "USF Shares Average Value" means the average (rounded to the nearest eighth of a point) of the closing prices for USF Shares as reported by the New York Stock Exchange for the 25 consecutive trading days ending on the sixth to last trading day immediately preceding the Closing Date.

     "WaterPro" means WaterPro Supplies Corporation, a Massachusetts corporation.


     1.02. Construction. As used herein, unless the context otherwise requires:
           ------------
(i) references to "Article" or "Section" are to an article or section hereof;
(ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof. As used herein, the term "to the best of the Company's "knowledge" or words to terms similar thereto includes the knowledge of Mr. Richard J. Klau and Mr. Christopher Pappo.


                                  ARTICLE II
                                THE TRANSACTION
                                ---------------

     2.01. Sale and Purchase of Company Shares. Upon the terms and subject to
           -----------------------------------
the conditions of this Agreement and in consideration of the Purchase Price, Seller, as agent for itself and for the Company Stockholders, shall sell, assign, transfer and deliver the Company Shares to Buyer, and Buyer shall purchase from Seller and take delivery of the Company Shares, at the Closing, free of all Encumbrances.

     2.02. Purchase Price. The aggregate purchase price for the Company Shares
           --------------
shall be $38.6 million (the "Purchase Price").


     2.03. Closing. The consummation of the purchase and sale of the Company
           -------
Shares and the other transactions contemplated hereby (the "Closing") shall take place on October 25, 1996 or within 10 business days after all of the conditions to Closing under Article VI are satisfied or waived, but in no event after
                 ----------
November 30, 1996, at 10:00 a.m. local time at the offices of Buyer, or at such other time, date or place as the parties agree (the "Closing Date").

     2.04. Payment. Upon the terms and subject to the conditions of this
           -------
Agreement, at Closing, (i) Buyer shall deliver to Seller as agent for itself and for the Company Stockholders, prorated among each Company Stockholder in accordance with its Company Stockholder Percentage Ownership, certificates representing that number of USF Shares (collectively, the "Purchase Price USF Shares") equal to the quotient obtained by dividing (a) $38.6 million by (b) the USF Shares Average Value; and (ii) Buyer shall deliver to Seller certificates for that number of USF Shares (collectively, the "Debt Repayment USF Shares") equal to the quotient obtained by dividing (y) the aggregate outstanding Insider Company Debt as of the close of business on the date immediately preceding the Closing by (z) the USF Shares Average Value; in each case (i) and (ii) together with cash sufficient to pay for fractional shares. Upon delivery of the Debt Repayment USF Shares, the Insider Company Debt shall be deemed paid in full.

     2.05. Anti-Dilution Provisions. If between the date hereof and Closing the
           ------------------------
issued and outstanding USF Shares shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction (a "Stock Adjustment Event") with a record or effective date within such period, the Purchase Price USF Shares and the Debt Repayment USF Shares shall be adjusted proportionately.

     2.06. Transfer Agreement. The Debt Repayment USF Shares and the Purchase
           ------------------
Price USF Shares shall be entitled to the benefits of and subject to the restrictions contained in the Transfer Agreement.

                                    ARTICLE
                        REPRESENTATIONS AND WARRANTIES
                                   OF SELLER
                                   ---------

     As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

    3.01. Organization. Each of Seller and the Company is a corporation duly
          ------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     3.02. Authorization; Enforceability. This Agreement and each Other
           -----------------------------
Agreement to which Seller or the Company, or both, is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms. Each Other Agreement to which either Seller or the Company, or both, is to become a party pursuant to the provisions hereof, when executed and delivered by such party, will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Seller and the Company.

     3.03. Company Shares; Capitalization. The authorized capital stock of the
           ------------------------------
Company consists solely of 200,000 shares of common stock, $0.01   par value per
share, of which 50,000 shares are issued and outstanding and none is held in its treasury. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. All of the Company Shares are owned of record, legally, beneficially and exclusively by the Company Stockholders in the amounts identified on Schedule 3.03. The Company Shares are free and clear of any and
              -------------
all Encumbrances, and upon delivery of the Company Shares hereunder, Buyer will acquire good and valid legal and exclusive title thereto, free and clear of any and all Encumbrances. There are no Security Rights relating to any of the Company Shares. All rights and powers to vote the Company Shares are held exclusively by the Company Stockholders. All of the Company Shares are validly issued, fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in material compliance with all applicable federal and state securities or "blue sky" laws and regulations.

     3.04. Subsidiaries and Investments. The Company does not own, nor has it
           ----------------------------
ever owned while under control of Seller, any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

     3.05. Qualification. To the best of the Company's knowledge, the Company is
           -------------
duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification and good standing necessary.

     3.06. No Violation of Laws or Agreements; Consents. Except as set forth on
           --------------------------------------------
Schedule 3.06 and to the best of the Company's knowledge, neither the execution
--------------------------------------------------------
and delivery of this Agreement or any Other Agreement to which Seller or the Company, or both, is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller or the Company, or both, will: (i) contravene any provision of the Governing Documents of Seller or the Company, (ii) conflict with, result in a breach of, constitute a material default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a material default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any material asset of Seller or the Company, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which either Seller or the Company is a party or by which any of their assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any material liability or obligation of Seller or the Company (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller or the Company is subject or by which any of their respective assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Company Shares or any asset of Seller or the Company or give to any other Person any interest or right therein. Subject to the expiration of the waiting period under the HSR Act, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller or the Company, or both, of this Agreement or any of the Other Agreements to which either, or both, is or is to become a party pursuant to the provisions hereof or the consummation by Seller or the Company, or both, of the transactions contemplated hereby or thereby.

     3.07. Financial Information.
           ---------------------

     (a) Records. The books of account and related records of the Company
         -------
reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions.

     (b) Financial Statements. Attached as Schedule 3.07(b) are the audited
         --------------------              ----------------
balance sheet,
income statement and statement of cash flows for the Company as of the Balance Sheet Date and for the period then ended, and attached hereto as Schedule
                                                                 --------
3.07(b) are the unaudited interim balance sheet and income statement for the
-------
Company at July 26, 1996 and for the period then ended (collectively, the "Financial Statements"). Except as disclosed on Schedule 3.07(b), the Financial
                                                ----------------
Statements (i) are accurate, correct and complete in all material respects in accordance with the books of account and records of the Company, (ii) have been prepared in all material respects in accordance with GAAP on a consistent basis throughout the indicated periods, except that the interim financial statements contain no statement of cash flows, footnotes or year-end adjustments, and (iii) present fairly in all material respects the financial condition, assets and liabilities and results of operations of the Company at the Balance Sheet Date and for the period then ended in accordance with GAAP on a consistent basis throughout the indicated periods.

     3.08. Undisclosed Liabilities. The Company has no material debt, obligation
           -----------------------
or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the Financial Statements; (ii) those not required under GAAP to be reflected or reserved against in the Financial Statements that are expressly quantified and set forth in the Contracts identified pursuant to Section 3.15;
                                                                 ------------
(iii) those disclosed on Schedule 3.08; and (iv) those of the same nature as
                         -------------
those set forth on the Financial Statements that have arisen in the ordinary course of business of the Company after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have, to the best of the Company's knowledge, a material adverse effect on the business, financial condition or prospects of the Company and none of which, to the best of the Company's knowledge, is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding. The representations and warranties contained in this Section
                                                                       -------
3.09 do not apply to the consequences of events occurring prior to April 7,
----
1995, except in instances as to which the Company had knowledge of such events.

     3.09. No Changes. Since July 26, 1996, the Company has conducted its
           ----------
business only in the ordinary course. Without limiting the generality of the foregoing sentence, since July 26, 1996, there has not been any: (i) material adverse change in the financial condition, assets, liabilities, net worth, earning power, business or prospects of the Company; (ii) material damage or destruction to any asset of the Company, whether or not covered by insurance;
(iii) strike or other labor trouble at the Company; (iv) creation of any Encumbrance on any asset of the Company; (v) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by the Company of any shares of capital stock of the Company, including any of the Company Shares; (vi) increase in the salary, wage or bonus of any employee of the Company, other than normal or routine increases; (vii) asset acquisition or expenditure, including capital expenditure, in excess of $250,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (viii) change in any Company Plan; (ix) change in any method of accounting; (x) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 3.l8; (xi)
                                                -------------
disposition of any asset (other than inventory in the ordinary course of business) for more than $250,000 in the aggregate or for less than fair market value; (xii) payment, prepayment or discharge of any material liability other than in the ordinary course of business or any failure to pay any liability when due, other than in accordance with past practice; (xiii) write-offs or write-downs of any assets of the Company in excess of $250,000 in the aggregate; (xiv) creation, termination or amendment of, or waiver of any right under, any material agreement of the Company; or (xv) agreement or commitment to do any of the foregoing.

     3.10. Taxes.
           -----

     (a) Tax Returns; Payment. Since April 7, 1995, except as disclosed on
         --------------------
Schedule 3.10(a), the Company has filed or caused to be filed on a timely basis,
----------------
or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, materially correct and complete. The Company has paid all Taxes, to the best of the Company's knowledge, that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 3.10, (ii) such Taxes
                                               -------------
that are reserved, in material respects, against on the Financial Statements, and (iii) Taxes accruing after the Balance Sheet Date that are not yet due. Other than as set forth on Schedule 3.10(a), the Company is not currently the
                           ----------------
beneficiary of any extension of time within which to file any Tax Return. To the best of the Company's knowledge, no claim has been made by a taxing authority of a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Without limiting the foregoing and to the best of the Company's knowledge, the Company has no material liability for any Tax except (x) Taxes disclosed on Schedule 3.10,(y) Taxes fully reserved on
                                      -----------------
the Financial Statements, and (z) Taxes accrued after the Balance Sheet Date.

    (b) Withholding. To the best of the Company's knowledge, since April 7,
        -----------
1995, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     (c) Assessments. Except as disclosed on Schedule 3.10(c), there is no
         -----------                         ----------------
pending, or, to the knowledge of Seller or the Company, threatened or anticipated, assessment of any additional Tax relating to any period subsequent to April 7, 1995 against the Company. The Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period subsequent to April 7, 1995. Except as set forth on Schedule 3.10, no Tax audit or examination
                                      -------------
is now pending or currently in progress with respect to the Company.

     (d) Other Matters. Since April 7, 1995, the Company has been a party to an
         -------------
income tax sharing agreement as disclosed on Schedule 3.10 and none other. The
                                             ----------------------------
Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code Sections 280G or 162(m).

     3.11. Inventory. All of the inventory owned by the Company is valued on the
           ---------
books and records of the Company and in the Financial Statements at lower of cost or market, the cost thereof being determined on a weighted average cost basis in accordance with GAAP. To the best of the Company's knowledge and subject to reserves for inventory contained in the Financial Statements, (i) none of the Company's inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others and (ii) all inventory of the Company is in good, merchantable and usable condition and is saleable in the ordinary course of business within a reasonable time.

     3.12. Receivables. The Company's books and records disclose all trade and
           -----------
other accounts receivable of the Company ("Receivables") outstanding as of July 26, 1996 presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the Financial Statements or created after the July 26, 1996, arose from bona fide sale transactions of the Company.

     3.13. Condition of Assets; Title; Business. The Company is engaged in the
           ------------------------------------
Business and no other business. To the best of the Company's knowledge, the buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible Personal property of the Company, including those reflected on the Financial Statements, are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are used in the Business. The Company has good, marketable and exclusive title to all of such assets shown on the Financial Statements and its other assets which it uses and does not lease; all of such assets are reflected on the Financial Statements or, under GAAP, are not required to be reflected thereon; such owned assets include all assets that are necessary for use in and operation of the Business; and, except as disclosed on Schedule 3.13, none of
                                                       -------------
such assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise.

     3.14. No Pending Litigation or Proceedings. Except as set forth in Schedule
           ------------------------------------                         --------
3.14, no action, suit, investigation, claim or proceeding of any nature or kind
----
whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Seller and the Company, threatened against or affecting the Company, the Business, any of the Company's assets, any of the Company Shares, or any of the transactions contemplated by this Agreement or any Other Agreement, and there is no basis for any Litigation. Except for credit and collection matters in which the Company is plaintiff and except as disclosed on Schedule 3.14, the Company
                                                    -------------
has not been a party to any other Litigation since April 7, 1995. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Company, the Business, any of the Company's assets, any of the Company Shares, or any of the transactions contemplated by this Agreement or any Other Agreement. Except for credit and collection matters, the Company does not have pending any Litigation against any third party.

     3.15. Contracts; Compliance. Disclosed on Schedule 3.15. 3.17. 3.21. 3.22
           ---------------------               -------------------------------
or 3.23 is a brief description of each contract, lease, indenture, mortgage,
-------
instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which the Company is a party or by which it or its assets may be affected and that (i) is material to the Business or the Company's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $250,000 per year, (iii) has an unexpired term of more than six months from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation in excess of $250,000, (v) limits the right of the Company to compete in any line of business or otherwise restricts any right the Company may have, (vi) is an employment or consulting contract involving payment of compensation and benefits in excess of $40,000 per year, or
(vii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of the Company and is in full force and effect. The Company and each other party to each Contract has substantially performed all obligations required to be performed by it thereunder and is not in material breach or default, and is not alleged to be in material breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a material breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder.

     3.16. Permits; Compliance With Law. To the best of the Company's knowledge
           ----------------------------
and except as disclosed on Schedule 3.16: (a) the Company holds all permits,
                           -------------
certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of its assets and Business (each, a "Permit" and collectively, "Permits"); (b) each Permit is valid, subsisting and in full force and effect; (c) the Company is in material compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a material breach or default under any Permit; (d) the Company has not been since April 7, 1995 nor is it currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation which would have a material adverse effect; and (e) the Company has not received any notice of non-renewal of any Permit.

     3.17. Real Property. Schedule 3.17 discloses and summarizes all real
           ----------------------------
properties currently owned, used or leased by the Company or in which the Company has an interest (collectively, the "Real Property") and identifies the record title holder or lessor of all of the Real Property. The Company has good and marketable fee simple title to all Real Property shown as owned by it on
Schedule 3.17, free and clear of all Encumbrances, other than (i) easements,
-------------
covenants, rights-of-way and other encumbrances or restrictions of record, (ii) zoning restrictions, (iii) liens for current taxes not yet due and (iv) such other Encumbrances as do not either adversely affect the value of the Real Estate or prohibit or materially interfere with the operations of the Business. To the best of the Company's knowledge, the Company has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of the Company and all surveys relating to the Real Property owned by the Company have been delivered to Buyer. Except as shown on such surveys and to the best of the Company's knowledge, all structures and other improvements on all Real Property owned by the Company are within the lot lines and do not encroach on the properties of any other Person. The Company has not received any written notice that its use and operation of any Real Property does not conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and any restrictive covenants and restrictions and conditions affecting title. Except as shown on such surveys and in Schedule
                                                                   --------
3.17, the Company has not received any written or oral notice of assessments for
----
public improvements or condemnation against any Real Property.

     3.18. Transactions With Related Parties. No Related Party is or has been
           ---------------------------------
since April 7, 1995 a party to any transaction, agreement or understanding with the Company except pursuant to arrangements disclosed on Schedule 3.18 and
                                                         -------------
except for dividends properly reflected as such in the Financial Statements. Except as disclosed on Schedule 3.18, no Related Party uses any assets of the
                       -------------
Company except directly in connection with the Business, and no Related Party owns any asset used in the Business. Except as disclosed on Schedule 3.18, no
                                                            -------------
Related Party has any claim of any nature, including any inchoate claim, against the Company, and the Company has no claim of any nature, including any inchoate claim, against any Related Party. Except as disclosed on Schedule 3.18, as
                                                         -------------
otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company, and (ii) the Company will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

     3.19. Labor Relations. To the best of the Company's knowledge, the
           ---------------
relations of the Company with its employees are good. Except as disclosed on
Schedule 3.19, no employee of the Company is represented by any union or other
-------------
labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Company, threatened against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the knowledge of the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company. The Company has no contingent liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the Financial Statements, unless under GAAP any such item is not required to be reserved. To the best of the Company's knowledge, the Company has no contingent liability for any occupational disease of any of its employees, former employees or others. To the best of the Company's knowledge, neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

     3.20. Intentionally left blank

     3.21. Insurance. Schedule 3.21 discloses all insurance policies with
           ---------  -------------
respect to which the Company is the owner, insured or beneficiary. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business and are substantially comparable in coverage to policies customarily maintained by others engaged in similar lines of business. To the best of the Company's knowledge, except as disclosed in Schedule 3.21, the Company will not
                                            -------------
have any liability after the Closing for retrospective or retroactive premium adjustments. Since April 7, 1995, all insurance policies covering products liability and general liability maintained by or for the benefit of the Company are "occurrence" policies and not "claims made" policies. Schedule 3.21 discloses the manner in which the
                            -------------
Company provides coverage for workers' compensation claims.

     3.22. Intellectual Property Rights. Schedule 3.22 discloses all of the
           ----------------------------  -------------
trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Company in or applicable to the Business. To the best of the Company's knowledge and in its opinion, the Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.22 and
                                                            -------------
all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all Encumbrances. Schedule
                                                                        --------
3.22 separately discloses all Intellectual Property under license. To the best
----
of the Company's knowledge and in its opinion, the Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the best of the Company's knowledge, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. To the best of the Company's knowledge and in its opinion, except as disclosed on Schedule
                                                                      --------
3.22, the Company is not infringing upon the intellectual property rights of any
----
other Person.

     3.23. Employee Benefits.
           -----------------

     (a) Benefit Plans; Company Plans. Schedule 3.23 discloses all written and
         ----------------------------  -------------
unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Company since April 7, 1995, or (ii) with respect to which the Company (or Seller with respect to the Company) has or may have liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan"). To the best of the Company's knowledge, the Company has no liability for any Benefit Plan covering its employees based on the consequence of events occurring after April 7, 1995.

     (b) Company Group Matters; Funding. No member of the Company Group has any
         ------------------------------
obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Company does not have any liability, and after the Closing the Company will not have any liability, with respect to any Benefit Plan of any other member of the Company Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC or otherwise, and based on circumstances existing from and after April 7, 1995 up to and including the date hereof and the Closing Date, the Company does not have any withdrawal liability. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or any Benefit Plan of any member of the Company Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

     (c) Compliance. Each of the Company Plans and all related trusts, insurance
         ----------
contracts and funds have been created, maintained, funded and administered in all respects in compliance, in all material respects, with all applicable Laws and in compliance, in all material respects, with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

     (d) Qualified Plans. Schedule 3.23 discloses each Company Plan that
         ---------------  -------------
purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received or is pending from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. To the best of the Company's knowledge, no member of the Company Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

     (e) Defined Benefit Plans. Schedule 3.23 also discloses each Company Plan
         ------------------------------------
that is a defined benefit plan as defined in Section 3(35) of ERISA (a "Defined Benefit Plan"). The present value of vested and nonvested accrued benefits under each Defined Benefit Plan does not exceed the present fair market value of the assets of such plan, based on the actuarial assumptions and methodology used for funding purposes (i) as set forth in such plan's most recent actuarial report;
(ii) as required by the PBGC on a termination basis; and (iii) as set forth in FASB 87. From and after April 7, 1995, no Defined Benefit Plan sponsored by any member of or covering any employee of the Company has been terminated or partially terminated. To the best of the Company's knowledge, no event has occurred and no condition has existed that could constitute grounds under
Section 4042 of ERISA for termination of or appointment of a trustee to administer any Defined Benefit Plan. No member of the Company Group has transferred, in whole or in part, a Defined Benefit Plan to a corporation that was at the time of transfer a member of a different controlled group of corporations (within the meaning of Section 4001(a)(14) of ERISA) than the transferor. To the best of the Company's knowledge, the Company has no liability for any Company Plan that is not accrued on the Financial Statements.

     (f) Multiemployer Plans. Except as disclosed in Schedule 3.23, no Company
         -------------------                         -------------
Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). The Company does not and not have any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

     (g) Prohibited Transactions; Fiduciary Duties; Post-Retirement Benefits. No
         -------------------------------------------------------------------
prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject the Company to any liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. Neither the Company, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Company to any liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no postretirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

     3.24. Environmental Matters. Except as disclosed in Schedule 3.24:
           ---------------------                         -------------

     (a) Compliance; No Liability. To the best of the Company's knowledge, the
         ------------------------
Company has operated the Business and each parcel of Real Property in compliance, in all material respects, with all applicable Environmental Laws. To the best of the Company's knowledge, the Company is not subject to any liability, penalty or expense (including legal fees) and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not the Company permitted or participated in such act or omission.

     (b) Treatment; CERCLIS. The Company has not treated, stored, recycled or
         ------------------
disposed of any Regulated Material on any real property. To the best of the Company's knowledge, there has been no release of and there is not present any Regulated Material at, on or under any Real Property. To the best of the Company's knowledge, the Company has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against the Company for cleanup costs, remedial action, damages to natural resources, to other property or for Personal injury including claims under Superfund. To the best of the Company's knowledge, none of the Real Property is listed or, to the knowledge of Seller or the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

     (c) Notices; Existing Claims; Certain Regulated Materials; Storage Tanks.
         --------------------------------------------------------------------
The Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. The Company is not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. The Company has provided to Buyer a list of all sites to which the Company has transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by the Company under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. To the best of the Company's knowledge, all storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.24, and all such tanks and
                                 -------------
associated piping are in sound condition and are not leaking and have not leaked.

     3.25. Customer Relations. There exists no condition or state of facts or
           ------------------
circumstances involving the Company's customers, suppliers, distributors or sales representatives that the Company can reasonably foresee could materially and adversely affect the Business after the Closing Date.

     3.26. Finders' Fees. Neither Seller nor the Company nor any of their
           -------------
respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

     3.27. Insider Company Debt. The Insider Company Debt outstanding as of
           --------------------
July 26,

1996 is equal to $63,586,920, consisting of $62,278,895 in principal amount, $361,727 in accrued interest and $946,298 in accrued income taxes, subject to the provisions of Section 5.01(b) hereof permitting amendment to the Revolving
                  ---------------
Credit Note evidencing said indebtedness as set forth on Schedule 3.27.
                                                         -------------

     3.28. Securities Matters. Each of the Company Stockholders is an
           ------------------
"accredited investor" within the meaning of Rule 501 of the Securities Act. Seller is acquiring the Debt Repayment USF Shares and the Company Stockholders are acquiring the Purchase Price USF Shares not with a view to or in connection with any distribution of such shares.

     3.29. Disclosure. To the best knowledge of the Company, none of the
           ----------
representations or warranties of Seller and the Company contained herein and none of the information contained in the Schedules referred to in Article III is
                                                                  -----------
false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

     4.01. Organization. Buyer is a corporation duly organized, validly
           ------------
existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

     4.02. Authorization; Enforceability. This Agreement and each Other
           -----------------------------
Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer.

     4.03. No Violation of Laws; Consents. Neither the execution and delivery
           ------------------------------
of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: (i) contravene any provision of the Governing Documents of Buyer, or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer is subject or by which any of its assets may be bound or affected. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the

Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby, except (A) compliance under the HSR Act, (B) the approval, if required, of FNB in connection with Buyer's credit facility with FNB, (C) listing of the Purchase Price USF Shares and Company Debt Repayment USF Shares on the New York Stock Exchange, and (D) registration with the Securities and Exchange Commission as contemplated by the Transfer Agreement.

     4.04. No Pending Litigation or Proceedings. No Litigation is pending or,
           ------------------------------------
to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

     4.05. Capitalization. Buyer's authorized capital consists of (i)
           --------------
75,000,000 USF Shares, of which 28,118,782 shares were issued and outstanding as of March 31, 1996, and (ii) 3,000,000 shares of Preferred Stock, none of which is issued and outstanding.

     4.06. SEC Filings. Buyer has delivered or made available to Seller all
           -----------
material filings made by USF under the Securities Exchange Act of 1934 since the end of its most recent fiscal year.

     4.07. Authorization of USF Shares. The issuance of the Purchase Price USF
           ---------------------------
Shares and the Debt Repayment USF Shares has been duly authorized by Buyer's Board of Directors, and upon issuance and delivery under the terms hereof, all such shares shall be duly authorized by all necessary corporate action, validly issued, fully paid and nonassessable.

     4.08. Finders' Fees. Neither Buyer nor any of its officers, directors or
           -------------
employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                   ARTICLE V
                               CERTAIN COVENANTS
                               -----------------

     5.01. Conduct of Business Pending Closing. From and after the date hereof
           -----------------------------------
and until the Closing Date, unless Buyer shall otherwise consent in writing, the Company shall, and Seller shall cause the Company to, conduct its affairs as follows:

     (a) Ordinary Course; Compliance. The Business shall be conducted only in
         ---------------------------
the ordinary course and consistent with past practice. The Company shall maintain its property, equipment and other assets consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. The Company shall use its best efforts to keep its business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. The Company shall maintain in full force and effect the policies of insurance disclosed on Schedule 3.21, subject only to variations
                                   -------------
required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

     (b) Transactions. The Company shall not: (i) amend its Governing
         ------------
Documents; (ii) change its authorized or issued capital stock or issue any Security Rights with respect to shares of its capital stock; (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iv) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (v) fail to pay any Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; (vi) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority; (vii) take any action that is reasonably likely to result in the occurrence of any event described in Section
                                                                        -------
3.09; or (viii) take any action or omit to take any action that will cause a
----
breach or termination of any Contract, other than termination by fulfillment of the terms thereunder. The foregoing to the contrary notwithstanding, the Company shall be permitted to amend the terms of the Insider Company Debt with the prior consent of Buyer and on terms mutually acceptable to the parties.

     (c) Access, Information and Documents. Seller and the Company shall give
         ---------------------------------
to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, Personnel and accountants (including independent public accountants and their audit workpapers concerning the Company) of the Company and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Company as Buyer may reasonably request.

     5.02. Monthly Financial Statements. The Company shall promptly deliver to
           ----------------------------
Buyer copies of any monthly, balance sheet, income statement and statement of cash flow of the Company for each such period after July 26, 1996 through the Closing Date. Such financial statements shall be in conformity with GAAP, consistently applied, and shall fairly present, in all material respects, the financial position and results of operations of the Company as at the dates and for the periods indicated. The delivery to Buyer of such financial statements shall constitute Seller's representation and warranty to Buyer that such financial statements present fairly in all material respects the financial position, assets and liabilities of the Company as of their respective dates and the results of their operations and changes in financial position for the periods covered thereby in accordance with GAAP, consistently applied (excepting period-end accruals and footnotes). Such representation and warranty shall be deemed to have been made under Article III.
                               -----------

     5.03. Acquisition Proposals. Neither Seller nor the Company shall (nor
           ---------------------
shall Seller permit any of their Affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any Person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any substantial part of the assets, properties, or the Business of the Company or the Company Shares, whether by merger, purchase of capital stock or assets or otherwise.

     5.04. Notification of Certain Matters. Each party shall give prompt notice
           -------------------------------
to the other parties hereto of: (i) any event or circumstance with regard to such party that has resulted or may result in any representation or warranty of such party made herein being untrue in any material respect or in the failure of such party to satisfy any of its conditions specified in Article VI, or (ii) any
                                                         ----------
event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any material adverse effect on such party. Each party hereto shall give prompt notice to the other parties hereto of any notice or other communication from any third party alleging that the consent of such third party not disclosed herein is or may be required in connection with the transactions contemplated by this Agreement.

     5.05. Publicity. Seller and Buyer shall not issue any press release or
           ---------
otherwise make any announcements to the public or the employees of the Company with respect to this Agreement without the prior written consent of the other, except as required by Law. In each instance, all such public announcements shall be mutually acceptable to the parties. This Section shall expire on the 10th day after the Closing Date.

     5.06. Fulfillment of Agreements. Each party hereto shall use its best
           -------------------------
efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied on or
----------
prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the effect of the foregoing, each party hereto shall, and Seller shall cause the Company to, use its best efforts to give or obtain, as promptly as practicable, all Required Authorizations required to be given or obtained by it, respectively, to permit the consummation of the transactions contemplated by this Agreement and to realize the respective benefits to each party contemplated hereby. Without limiting the generality of the foregoing, Seller shall cause the Company to use its best efforts to obtain all approvals or consents of any Person needed in order that the Contracts continue in full force and effect under the same terms and conditions currently in effect following the consummation of the transactions contemplated by the Agreement.

     5.07. The HSR Act. Without limiting the effect of Section 5.06, the parties
           -----------                                 ------------
hereto shall file promptly with the Federal Trade Commission notifications required under the HSR Act. The parties hereto shall not intentionally or negligently delay submission of information requested by the Federal Trade Commission or the Antitrust Division of the Department of Justice under the HSR Act and shall use their respective best efforts promptly to supply, or cause to be supplied, such information and shall use their respective best efforts to obtain early termination of the applicable waiting period.

     5.08. Covenant Not to Compete.
           -----------------------

     (a) Covenant. Except as hereinafter provided, for a period of thirty months
         --------
from and after the Closing Date, Seller shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, stockholder, partner or otherwise with, (i) any business conducting business under any name similar to the name of Company or Buyer, or (ii) any business which directly or indirectly competes with the Business of the Company in the United States; provided, however, that the foregoing covenant shall not apply to (Y) ownership interests of Seller or any of its Affiliates in the common stock of Buyer or in the common stock or assets of any other entity whose common stock was or is publicly traded and whose business may be deemed competitive with the Company, and (Z) conduct of business in the usual and ordinary course as presently conducted by Seller and its Affiliates (other than the Company), including the making of acquisitions and other growth of such business on a consistent basis (i.e., not including with respect to any acquired entity more than 33% of its revenue from any activity in which the Business is engaged) which may be deemed competitive with the Company.

     (b) Enforcement. The restrictive covenant contained in this Section is a
         -----------
covenant independent of any other provision of this Agreement and the existence of any claim that Seller may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Seller agrees that Buyer's remedies at law for any breach or threat of breach by Seller of the provisions of this Section will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity. In the event of litigation regarding the covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

     5.09 Income Tax Returns; Section 338(h)(10) Election; Liability for Income
          ---------------------------------------------------------------------
Taxes. For purposes of this section (i) "Income Taxes" shall mean all Federal,
-----
state, and local income or franchise taxes and assessments, including all interest, penalties and additions imposed with respect to such amounts, (ii) "Seller Consolidated Returns" shall mean all income or franchise tax returns, forms and reports required to be filed for periods ending on or before the Closing Date in which the Company is included as a member of Seller's consolidated group, and (iii) "Separate Company Returns" is defined in section 5.09(c).

     (a) Buyer intends to make an election pursuant to Section 338(g) of the Code with respect to the Company Shares purchased hereunder (the "Section 338 Election"). Seller shall join with Buyer in the timely filing of a joint election pursuant to Section 338(h)(10) of the Code under which, for federal (and for certain states) income tax purposes, the sale of the Company Shares is treated as if it were a sale of all of the assets of such Company in a single transaction on the Closing Date, with the Company being treated as a member of Seller's consolidated group with respect to such sale. Seller and Buyer agree to cooperate fully in order to make such election pursuant to Section 338(h)(10) valid, including, but not limited to, the filing of Form 8023-A and any accompanying statements or schedules that may be required on a timely basis. The allocation of Buyer's "adjusted grossed-up basis" (within the meaning of Treas. Reg. Sec. 1.338(b)-l(c)) among the tangible and intangible assets of the Company shall be mutually determined by the parties within 30 days after the Closing Date. Such allocation shall be used by Seller, Buyer, and the Company for purposes of allocating the "deemed sale price" (as described in Treas. Reg. Sec. 1.338(h)(10)-1(f)(2)(ii)), and Seller, Buyer, and the Company shall not file any tax return or schedule that is inconsistent with such allocation.

     (b) Seller shall timely prepare and file with the appropriate authorities all Seller Consolidated Returns or amendments thereof (including, without limitation, Federal change reports filed with states). Seller shall promptly pay all Income Taxes due with respect to Seller Consolidated Returns, including the tax liability occasioned by a Section 338 Election. Seller hereby indemnifies Buyer against all liability for Income Taxes due on Seller Consolidated Returns, including without limitation, any Income Taxes due as a result of examination adjustments made by the Internal Revenue Service or by the applicable state or local taxing authorities.

     (c) With respect to all jurisdictions with which Company is required to file income or franchise tax returns, forms and reports on a separate company basis, Buyer and Seller agree to file all such returns on the basis that the relevant taxable period ended as of the close of business on the Closing Date. Seller shall timely prepare and file all such separate company income or franchise tax returns, forms and reports for periods beginning before and ending on or before the Closing Date (such returns hereinafter referred to as "Company Separate Returns"). Buyer shall file all such separate company income or franchise returns, forms and reports for all other periods (such returns hereinafter referred to as "Buyer Separate Returns"). Income, gains, deductions and losses attributable to a Section 338 Election and reportable to separate company jurisdictions shall be included in Buyer Separate Returns, and Buyer shall be solely responsible for the resulting tax liability. Seller shall promptly pay all Income Taxes due with respect to Company Separate Returns, other than the tax liability occasioned by a Section 338 Election. Seller hereby indemnifies Buyer against all liability for Income Taxes due on Company Separate Returns, including without limitation, any Income Taxes due as a result of examination adjustments made by the applicable state or local taxing authorities, other than the tax liability occasioned by a Section 338 Election.


     (d) Seller shall have full responsibility for and control over (including the power to settle or litigate) any audit or other proceeding relating to a Seller Consolidated Return or Company Separate Return. If Buyer or the Company receives notice of the commencement of any such audit or proceeding, it shall promptly inform Seller thereof in writing. Any failure to promptly give such notice will relieve Seller of liability hereunder to the extent that such failure adversely affects the ability of Seller to defend its interests with respect thereto. If Sellers receive notice of the commencement of an audit or proceeding involving an income or franchise tax return for a period which includes the Company, other than a Seller Consolidated Return or Company Separate Return, it shall promptly inform Buyer or the Company thereof in writing.

     (e) With respect to any Seller Consolidated Return or Company Separate Return, any refunds of income Taxes, other than a refund attributable solely to a loss carryback from a taxable period beginning on or after and ending on or after the Closing Date, shall be for the account of Seller.

     (f) Buyer and Seller recognize that each of them may need access from time to time, after the Closing Date, to certain tax records and information held by Seller and the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer, Seller and the Company agree to use their best efforts to properly retain and maintain such records for a reasonable period of time and, upon written request, to provide records to the other party that such other party deems necessary or appropriate.

     (g) The tax-sharing agreement, as set forth in Schedule 3.10 shall remain in full force and effect until the Closing Date, at which date such agreement shall be terminated, null and void and of no effect. Prior to the termination of such agreement and in accordance with its terms, the Company shall be charged or receive credits for income tax liabilities in the same manner and to the same extent as the Company would have been charged or received credits for income tax liabilities if the sale of its stock were not being contemplated or effectuated pursuant to this Agreement. Except to the extent provided in Section 5.09(h), the Company shall not receive a charge or credit for income tax liabilities attributable to a Section 338 Election.

     (h) Immediately prior to the Closing Date, Seller shall estimate, with respect to each jurisdiction in which a Seller Consolidated Return is filed, the amount of Federal, state or local income or franchise taxes (1) that arise from Seller's joining with Buyer in the timely filing of a joint election pursuant to
Section 338(h)(10) of the Code, and (2) for which Seller would have been liable had it not joined in the making of an election pursuant to Section 338(h)(10) of the Code, i.e., the tax liability associated with a sale of the Company stock (the amount of the excess of (1) over (2), if any, shall be hereinafter referred to as the "Excess Section 338(h)(10) Tax Liability", and the amount of the excess of (2) over (1), if any, shall be hereinafter referred to as the "Section 338(h)(10) Tax Credit"). Immediately prior to the Closing Date, Seller shall charge the Company for an amount equal to the Excess Section 338(h)(10) Tax Liability or credit the Company for an amount equal to the Section 338(h)(10) Tax Credit, as the case may be. As soon as practical after the Closing Date, Seller shall finally determine the amount of the excess Section 338(h)(10) Tax Liability or Section 338(h)(10) Tax Credit. Seller shall promptly reimburse Buyer or Buyer shall promptly reimburse Seller, as the case may be, to the extent the Excess Section 338(h)(10) Tax Liability or Section 338(h)(10) Tax Credit, as finally determined, differs from the original estimate of such amounts. For purposes of determining the tax liability associated with a sale of the Company stock (for purposes of the first sentence of this section

5.09(h)), any reduction in the basis of the Company stock held by Seller at the Closing Date as required under Treas. Reg. Sec. 1.1502-32(b) and which is attributable to compensation deductions taken by the Company pursuant to Section 421(b) of the Code during the taxable period ending on the closing date, shall be disregarded.

     5.9. Certain Benefit and Employee Matters. As of the Closing Date, the
          ------------------------------------
Company's financial records will reflect an accrued liability for payments to eligible employees of the Company who have earned profit sharing under its Performance Pays Profit Sharing Plan ("PPPSP") and who are listed and disclosed in Schedule 5.10(a) (to be prepared and delivered within 21 days from the date of this Agreement) pursuant to the terms of PPPSP. Any employee of the Company whose employment with the Company is terminated on the Closing Date or whose employment with the Company is terminated after the Closing Date but prior to December 31, 1996 will be entitled to receive payment under the PPPSP within five business days after Closing Date or termination of employment, as the case may be, to the extent accrued on the Financial Statements. Payments to all other employees pursuant to PPPSP who are listed and disclosed on Schedule 5.10(a)
                                                            ----------------
shall be made by the Company on or about January 10, 1997. Seller hereby represents to Buyer that the accrued liability on the Financial Statements accurately reflects the liability of the Company under the PPPSP as of the dates thereof. At the Closing Date, all employees of the Company shall at Buyer's option remain employees of the Company and shall be allowed to participate as of the Closing Date in the medical and dental benefit plans and life and disability insurance plans and 401(k) plan paid by for the Company as employees of the Company with a waiver of any waiting period and of any pre-existing condition limitations. To the extent permitted by applicable law and their terms of such plans, their period of service with the Company of all such retained employees shall be recognized for eligibility purposes under the Company Benefit Plans according to established eligibility requirements. In addition, if the Closing Date falls within an annual period of coverage under any group health plan or group dental plan of the Company, each such retained employee shall be given credit for covered expenses paid by that employee under the comparable benefit plans, other than benefit plans the cost of which are paid entirely by the employee, during the applicable coverage period through the Closing Date towards satisfaction of any deductible limitation and out-of-pocket maximum that may apply under the group health plan or group dental plan of the company excluding any and all plan co-payments. Attached as Schedule 5.10(c) is a list of key
                                          ----------------
executives of the Company that currently have employment agreements with the Company. Except for payments accrued and payable under the PPPSP, Seller will be responsible for and shall hold Buyer harmless for any and all payments, obligations, liabilities thereunder. At the Closing, Buyer shall cause the Company to offer employment to those employees listed on Schedule 5.10 in the
                                                         --------------------
form of a letter agreement attached hereto as Schedule 5.10(d).
---------------------------------------------

     5.11. Benefits Under Stock Purchase Agreement. Seller hereby assigns to
           ---------------------------------------
Buyer any and all benefits of that certain written Stock Purchase Agreement dated March 2, 1995 by and among Seller, Consolidated Electrical Distribution, Inc., Eastern Enterprises and Water Products Group, Inc.

                                  ARTICLE VI
                      CONDITIONS TO CLOSING; TERMINATION
                      ----------------------------------

     6.01. Conditions Precedent to Obligation of Buyer. The obligation of Buyer
           -------------------------------------------
to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:


     (c) Bringdown of Representations and Warranties; Covenants. Each of the
         ------------------------------------------------------
representations and warranties of Seller and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Each of Seller and the Company shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (d) Litigation. No statute, regulation or order of any Governmental Body
         ----------
shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Company Shares or control of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

     (e) No Material Adverse Change. Between the date hereof and the Closing
         --------------------------
Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, liabilities, prospects or condition, financial or otherwise, of the Company.

     (f) Closing Certificate. Seller shall have delivered a certificate, dated
         -------------------
the Closing Date, in such detail as Buyer shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 6.01. Such certificate shall constitute a representation and
     ------------
warranty of Seller with regard to the matters therein for purposes of this Agreement.

     (g) Required Authorizations. All Required Authorizations necessary for the
         -----------------------
consummation of the transactions contemplated by this Agreement and the Other Agreements shall have been obtained; provided, however, that the consent of FNB
                                     -----------------
shall not be a condition to the obligation of Buyer to proceed with the transactions contemplated hereby. Without limiting the foregoing, (i) any applicable waiting period (and any extension thereof) required under any law to consummate the transactions contemplated by this Agreement and the Other Agreements shall have expired or been terminated without any indication by the relevant governmental body, such as the Federal Trade Commission or the Justice Department, that it intends to take any further action, (ii) the Company shall have complied in all respects with any applicable state notification laws, and
(iii) neither Buyer nor the Company shall have any continuing liability or obligation with respect to the matters contained in clauses (i) or (ii) immediately preceding as a result of the consummation of the transactions contemplated hereby.

     (h) Resignation of Officers and Directors. Each director and officer of the
         -------------------------------------
Company shall have tendered his or her written resignation from such position with the Company effective as of the Closing.

     (i) Closing Documents. Buyer shall have received the other documents
         -----------------
referred to in Section 6.03(a). All agreements, certificates, opinions and other
               ---------------
documents delivered by Seller or the Company to Buyer hereunder shall be in form and substance satisfactory to counsel for Buyer, in the exercise of such counsel's reasonable professional judgment.

     (j) Private Placement. Buyer shall be satisfied that there shall be a valid
         -----------------
private placement of the USF Shares to be delivered pursuant hereto under the Securities Act and under any applicable state securities laws, including representations or questionnaires or both from each Company Stockholder to the effect that each has such knowledge and experience in financial and business matters that would permit him to be capable of evaluating the merits and risks of an investment in the USF Shares.

     (k) Transfer Agreement. The Transfer Agreement shall have been executed and
         ------------------
delivered by Seller.

     (l) Listing on NYSE. The USF Shares to be issued pursuant hereto shall have
         ---------------
been authorized for listing on the NYSE, subject to official notice of issuance.

     (m) Consents. The Company shall have received the consents, approvals and
         --------
actions of the Persons referred to in Section 3.06 and Schedule 3.06.
                                      ------------     -------------

     (n) Estoppel Certificates. Seller shall have used its best efforts to
         ---------------------
obtain received estoppel certificates in form and substance satisfactory to Buyer from each of the lessors of the leases identified in Schedule 3.17.
                                                           -------------

     (o) USF Shares Average Value. The USF Shares Average Value shall equal or
         ------------------------
 exceed $21.375.

     (p) New Jersey ISRA. The Company shall have obtained a letter of non-
         ---------------
applicability under the New Jersey Industrial Site Recovery Act (PL 1993, Ch. 39) with respect to the Company's operations in New Jersey.

     6.02. Conditions Precedent to Obligation of Seller. The obligation of
           --------------------------------------------
Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

     (a) Bringdown of Representations and Warranties; Covenants. Each of the
         ------------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

     (b) Litigation. No statute, regulation or order of any Govermnental Body
         ----------
shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

     (c) Closing Certificate. Buyer shall have delivered a certificate, dated
         -------------------
the Closing Date, in such detail as Seller shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this
Section 6.02. Such certificate shall constitute a representation and warranty of
------------
Buyer with regard to the matters therein for purposes of this Agreement.

     (d) Required Authorizations. All Required Authorizations necessary for the
         -----------------------
consummation of the transactions contemplated by this Agreement and the Other Agreements shall have been obtained; provided, however, that the consents of the
                                     -----------------
parties identified on Schedule 3.06 shall not be a condition to the obligation
                      -------------
of Seller to Close state notification or similar laws. Without limiting the foregoing, any applicable waiting period (and any extension thereof) required under any law to consummate the transactions contemplated by this Agreement and the Other Agreements shall have expired or been terminated without any indication by the relevant governmental body, such as the Federal Trade Commission or the Justice Department, that it intends to take any further action.

     (e) Closing Documents. Seller shall also have received the other documents
         -----------------
referred to in Section 6.03(b). All agreements, certificates, opinions and other
               ---------------
documents delivered by Buyer to Seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel's reasonable professional judgment.

     (f) Transfer Agreement. Buyer shall have executed and delivered the
         ------------------
Transfer Agreement.

     (g) Listing on NYSE. The USF Shares to be issued pursuant hereto shall have
         ---------------
been authorized for listing on the NYSE, subject to official notice of issuance.

     (h) Bonds. All bid bonds and performance bonds maintained by the Company on
         -----
the Closing Date shall be replaced with bonds of Buyer.

     (i) USF Shares Average Value. The USF Shares Average Value shall not exceed
         ------------------------
$32.125.

     6.03. Deliveries and Proceedings at Closing.
           -------------------------------------

     (a) Deliveries by Seller. Seller shall deliver or cause to be delivered to
         --------------------
Buyer at the Closing:

           (i) Certificates representing the Company Shares duly endorsed in negotiable form or accompanied by stock powers duly executed in blank, with all transfer taxes, if any, paid in full.

           (ii) Certificates of the appropriate public officials to the effect that each of Seller, the Company was a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

           (iii) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Seller and the Company and certified by their respective Secretaries.

           (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of Seller and the Company as of a date not more than 10 days prior to the Closing Date, certified by the Secretaries of State of their respective states of incorporation and (B) the bylaws of Seller and the Company as of the Closing Date, certified by their respective Secretaries.

           (v) Certificates of the respective Secretaries of Seller and the Company (A) setting forth all resolutions of the Board of Directors of Seller, the Company and, if necessary, the stockholders of Seller, as the case may be, authorizing the execution and delivery of this Agreement and the performance by Seller or the Company of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Seller or the Company, as the case may be, delivered pursuant to Section 6.03(a)(iv) were in effect at the date of
                          -------------------
adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

           (vi) General releases by all directors of the Company and by Seller of all liability of the Company to them and of any claim that they or any of them may have against the Company (exclusive of taxes, salaries and fringe benefits disclosed on Schedule 6.03(a)(vi) or as otherwise disclosed herein),
                      ------------------------------------------------------
and general releases by the Company and Buyer to the Company's directors and Seller of all liability of the Company's directors and Seller to the Company and any claim that the Company may have against them.

           (vii) The minute books, stock ledgers and corporate seal of the Company.

           (viii) The opinion of Bernard E. Lyons, legal counsel to Seller and the Company, in form and substance satisfactory to Buyer.

           (ix) Resignations of the officers and directors of the Company effective at the Closing.

           (x) Powers of Attorneys or agency agreements, in form and substance satisfactory to Buyer, granting to Seller the right, obligation and power to deliver the Company Shares held by each Company Stockholder.

           (xi) Such other agreements and documents as Buyer may reasonably request.

     (b) Deliveries by Buyer. Buyer shall deliver or cause to be delivered to
         -------------------
Seller at the Closing:

           (i) Certificates representing the Debt Repayment USF Shares and the Purchase Price USF Shares with applicable legends.

           (ii) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

           (iii) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary of Buyer.

           (iv) True and correct copies of the Governing Documents, certified by the Secretary of Buyer.

           (v) A certificate of the Secretary of Buyer (A) setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby, certified by the Secretary of Buyer and (B) to the effect that the Governing Documents of Buyer delivered pursuant to Section 6.03(b)(iv)
                                                            -------------------
were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

           (vi) The opinion of Damian C. Georgino, General Counsel to Buyer, in form and substance satisfactory to Seller;

           (vii) Such other agreements and documents as Seller may reasonably request.

     6.04. Termination. This Agreement may be terminated at any time prior to
           -----------
Closing by: (i) mutual consent of Buyer, Seller and the Company; (ii) Buyer, if any of the conditions specified in Section 6.01 hereof shall not have been
                                   ------------
fulfilled by November 30, 1996 and shall not have been waived by Buyer; or (iii) Seller, if any of the conditions specified in Section 6.02 hereof shall not have
                                              ------------
been fulfilled by November 30, 1996 and shall not have been waived by Seller. In the event of termination of this Agreement by either Buyer or Seller pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyer, on the one hand, and Seller and the Company, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.02, 7.03
                                                           -------------------
and 8.01 shall survive such termination. Buyer, on the one hand, and Seller and
    ----
the Company, on the other hand, shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this

Agreement is terminated by one party hereto pursuant to clause (ii) or (iii) of the first sentence of this Section solely as a result of a breach by another party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

                                  ARTICLE VII
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
                 --------------------------------------------

     7.01. Survival of Representations. All representations, warranties and
           ---------------------------
agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII. The representations and warranties set forth in
                   -----------
Articles III and IV are cumulative, and any limitation or qualification set
------------     --
forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. After Closing, the Company shall have no liability to Seller for any breach of any representation or warranty made by Seller to Buyer in this Agreement, in any certificate or document furnished pursuant hereto by Seller or the Company or any Other Agreement to which Seller or the Company, or both, is or is to become a party.

     7.02. Indemnification by Seller. Seller and, if there shall be no Closing,
           -------------------------
the Company shall indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and Affiliates (including, after the Closing, the Company; collectively, "Buyer Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Buyer Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Seller in this Agreement, in any certificate or document furnished pursuant hereto by Seller or any Other Agreement to which Seller is or is to become a party, and (ii) a breach or nonfulfillment of any covenant or agreement made by Seller or the Company in or pursuant to this Agreement or in any Other Agreement to which Seller or the Company, or both, is or is to become a party.

     7.03. Indemnification by Buyer. Buyer shall indemnify, defend, save and
           ------------------------
hold Seller and its officers, directors, employees, Affiliates and agents (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or any Other Agreement to which Buyer is a party and (ii) a breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement and in any Other Agreement to which Buyer is a party.

     7.04. Limitation of Liability. Notwithstanding the foregoing, Seller's
           -----------------------
obligations to indemnify Buyer Indemnitees against any Buyer Damages shall be subject to all of the following limitations:

     (a) Threshold. No indemnification shall be made under either Sections 7.02
         ---------                                                -------------
or 7.03 until the aggregate amount of Buyer Damages thereunder exceeds $250,000
   ----
if the aggregate amount of Buyer Damages thereunder exceeds $250,000, indemnification shall be made by Seller thereunder to the full extent of Buyer Damages.

     (b) Ceiling. Subject to Section 7.04(a), no indemnification shall be made
         -------             ---------------
either Sections 7.02 or 7.03 to the extent that Buyer's Damages exceed, in the
       -------------    ----
aggregate, $3.0 million.

     (c) Time Period. Seller shall be obligated to indemnify Buyer Indemnitees
         -----------
by virtue of either Sections 7.02 or 7.03 only for those Buyer Damages as to
                    -------------    ----
which Buyer has given Seller written notice thereof within one year after the Closing Date; provided, however, that, with respect to any claim for Buyer
              --------  -------
Damages sustained by reason of a breach of any representation and warranty governed by Sections 3.03 and 3.10 Seller's liability hereunder shall survive for 5 years after the Closing Date.

     (d) Fraud; Intentional Misrepresentation. The limitations set forth in Sections 7.04(a), (b) and (c) shall not apply to Buyer Damages arising out of
-----------------------------
(i) fraud, (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading, or (iii) the breach by Seller of the representations and warranties set out in
Section 3.18.
------------

     (e) Form of Payment. All Buyer Damages and Seller Damages (collectively
         ---------------
"Damages") payable hereunder at any time shall be paid in cash.

     7.05. Intentionally left blank.

     7.06. Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (an
           ----------------
"Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be ("Damages"), for which it is entitled to indemnification under this Article VII, such Indemnified
                                                   -----------
Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this Article VII or otherwise except and to the extent that
                          -----------
such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

     7.07. Third Party Claims. The Indemnified Party shall have the right to
           ------------------
conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

     7.08. Good Faith Efforts to Settle Disputes. The parties agree that, prior
           -------------------------------------
to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, the chief executive officers of Buyer and Seller shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such individuals shall disclose to the others all relevant information relating to such dispute. If a dispute arises relating to this Agreement which is not settled or resolved by the parties as aforesaid, it will be decided finally by three arbitrators in an arbitration proceeding conforming to the rules of the American Arbitration Association applicable to commercial arbitrations; said arbitrators shall be appointed as follows: one by Seller, one by Buyer and the third by said two arbitrators, or, if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. Said arbitration shall take place in Los Angeles, California, and the decision of a majority of said arbitrators shall be binding and final upon the parties, and their decision shall be enforceable as a judgment in a court of competent jurisdiction. At the request of either party, the American Arbitration Association shall mediate the dispute between the parties prior to commencing arbitration. The cost of such mediation and/or arbitration shall be shared equally between the parties hereto, except that each party shall pay its own attorneys' and witness fees.

     7.09 Failure to Close. In the event that Buyer elects not to consummate the
          ----------------
transactions contemplated hereby as provided in Section 6.01(m), then Buyer
                                                ---------------------------
shall pay to Seller a lump sum fee equal to $2.0 million. In the event that
---------------------------------------------------------
Seller elects not to consummate the
transactions contemplated hereby as provided in Section 6.02(i), then Seller
                                                ----------------------------
shall pay to Buyer a lump sum fee equal to $2.0 million. Such payment shall be
--------------------------------------------------------
made within 30 days after receipt of written notice that such party is unwilling to proceed with the transaction as provided in Section 6.01(m) or Section
                                               ---------------    -------
6.02(i), respectively.
--------

                                 ARTICLE VIII
                                 MISCELLANEOUS
                                 -------------

     8.01. Costs and Expenses. Buyer and Seller shall each pay its respective
           ------------------
expenses, brokers' fees and commissions, and Seller shall pay all of the expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges.

     8.02. Further Assurances. Seller shall, at any time and from time to time
           ------------------
on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Company Shares to Buyer or any of the assets used in the Business to the Company.

     8.03. Notices. All notices and other communications given or made pursuant
           -------
to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:


           (i) if to Buyer, to:

               United States Filter Corporation
               40-004 Cook Street
               Palm Desert, CA 92211
               Attention: Chief Executive Officer
               Telecopier: (619)341-9368

               with a copy to:

               Damian C. Georgino, Esq.
               Vice President, General Counsel and Secretary
               United States Filter Corporation
               40-004 Cook Street
               Palm Desert, CA 92211
               Telecopy: (619) 341-1060

           (ii) if to Seller, to:
                Keith W. Colburn, President
                Edmundson International, Inc.
                P.O. Box 1287
                Northbrook, lL 60065
                Telecopy: (847) 498-7893

                with a required copy to:
                Bernard E. Lyons
                Attorney at Law
                1516 Pontius Avenue
                Los Angeles, CA 90025
                Telecopy: (310) 473-1746

Notices to the Company shall be addressed in care of Seller before Closing and in care of Buyer after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

     8.04. Currency. All currency references herein are to United States
           --------
dollars.

     8.05. Offset; Assignment; Governing Law. Buyer shall be entitled to offset
           ---------------------------------
or recoup from any amounts due to Seller from Buyer hereunder or under any Other Agreement against any obligation of Seller to Buyer hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make such assignments to any Affiliate of Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law doctrines.

     8.06. Amendment and Waiver; Cumulative Effect. To be effective, any
           ---------------------------------------
amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

     8.07. Entire Agreement; No Third Party Beneficiaries. This Agreement and
           ----------------------------------------------
the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.02 and 7.03 relating to Buyer Indemnitees and Seller Indemnitees.

     8.08. Severability. If any term or other provision of this Agreement is
           ------------
held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     8.09. Counterparts. This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         EDMUNDSON INTERNATIONAL,
                                          INC.

                                         By: /s/ ?????????????????
                                            -------------------------------
                                           Title: Vice President
                                                 --------------------------

                                         UNITED STATES FILTER
                                          CORPORATION

                                         By: /s/ ????????????????????
                                            -------------------------------
                                           Title: Chairman/CEO
                                                 --------------------------

                                         WATERPRO SUPPLIES
                                          CORPORATION

                                         By: /s/ ?????????????????
                                            -------------------------------
                                           Title: President
                                                 --------------------------